Exhibit 15

Accountants' Acknowledgement

October 26, 2006

Minerals Technologies Inc.
New York, NY

Re: Form S-8 Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 4, 2006 and August 3, 2006 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York